Exhibit 99.1

NEWS BULLETIN	DDi Corp. 1220 Simon Circle Anaheim, CA 92806 NASDAQ: DDIC

For Further Information:

Mikel H. Williams	Sally L. Edwards
Chief Executive Officer	Chief Financial Officer
(714) 688-7200	(714) 688-7200

DDi Corp. Announces Second Quarter 2009 Results

ANAHEIM, Calif., July 30, 2009 – DDi Corp. (NASDAQ: DDIC), a leading provider of time-critical, technologically-advanced printed circuit board (“PCB”) engineering and manufacturing services, today reported financial results for its second quarter ended June 30, 2009.

Q2 Highlights:

•	Net sales of $37.2 million with an 18.0% gross margin and net income of $434,000

•	Generated over $6 million of cash from operations, increasing cash and cash equivalents to $23.9 million at June 30, 2009

•	Adjusted EBITDA of $3.6 million, or 9.6% of net sales

•	Military/Aerospace market contributed 33% of net sales

•	Anaheim facility receives MIL-PRF-31032 certification

•	Initial success in the automated test equipment (“ATE”) vertical market, with early preferred supplier selection

•	DDIC added to the Russell 2000® Index

Second Quarter Results

The Company reported second quarter 2009 net sales of $37.2 million, adjusted EBITDA of $3.6 million, and net income of $434,000, or $0.02 per diluted share. On a year to date basis, net sales were $76.5 million, adjusted EBITDA was $7.2 million, and net income was $947,000, or $0.05 per diluted share.

Mikel Williams, President and CEO of DDi, stated “The second quarter reflects another solid performance. Despite the continued challenging market environment, we are managing our business well - as reflected in our margins and profitability. During the second quarter we extended our capabilities in both the military/aerospace and ATE markets, and continue to gain customer approvals and preferred supplier selections. I am particularly pleased with our ability to manage our costs during these times, as operating expenses excluding non cash amortization expense were down 14 percent over last year’s Q2 and were down 11 percent sequentially over the first quarter. As a result, our liquidity and cash balance continue to strengthen while we invest in capabilities for our customers.”

The Company’s second quarter 2009 net sales of $37.2 million represented a 27 percent decrease from the prior year’s second quarter net sales of $51.2 million, and a 5 percent sequential decrease from first quarter net sales of $39.3 million. On a year to date basis, net

DDi Corp. Second Quarter 2009 Earnings Results

sales decreased 22 percent to $76.5 million for the first half of 2009 compared to $98.5 million for the first half of 2008. The decrease in net sales was primarily due to lower demand from the commercial market customers related to the general economic recession.

Gross margin for the second quarter of 2009 decreased to 18.0 percent of net sales compared to the prior year’s second quarter gross margin of 20.3 percent and was also down on a sequential basis from 18.5 percent of net sales in the first quarter of 2009 due to the reduction in net sales. On a year to date basis, gross margin decreased to 18.2 percent of net sales for the first half of 2009 compared to 20.4 percent for the same period in 2008.

The Company’s adjusted EBITDA for the second quarter of 2009 was $3.6 million, or 9.6 percent of net sales, compared to $7.4 million, or 14.4 percent of net sales for the prior year’s second quarter. On a sequential basis, adjusted EBITDA was essentially flat compared to $3.6 million, or 9.2 percent of net sales for the first quarter of 2009. On a year to date basis, adjusted EBITDA decreased to $7.2 million, or 9.4 percent of net sales in the first half of 2009, compared to $13.4 million, or 13.6 percent of net sales for the first half of 2008. The decrease in adjusted EBITDA was primarily driven by the reduction in top line sales. (Reconciliations of this non-GAAP measure are provided after the GAAP condensed consolidated financial statements below.)

The Company reported net income of $434,000, or $0.02 per diluted share for the second quarter of 2009, compared to net income of $1.5 million, or $0.07 per diluted share for the prior year’s second quarter, and compared to net income of $513,000, or $0.03 per diluted share in the first quarter. On a year to date basis, net income and earnings per share was $947,000, or $0.05 per diluted share in the first half of 2009, compared to $2.2 million, or $0.10 per diluted share in the first half of 2008.

As of June 30, 2009, the Company had total cash and cash equivalents of $23.9 million. The Company had a borrowing capacity of approximately $13.3 million and no borrowings outstanding under its revolving credit facility at June 30, 2009. The Company invested $1.0 million on capital expenditures in the second quarter of 2009 bringing the total year to date investment in capital to $2.3 million.

In June, the Company was added to the Russell 2000® Index. Russell indexes are widely used by investment managers and institutional investors for both index funds and as benchmarks for passive and active investment strategies. The Russell 2000 Index is a subset of the Russell 3000® Index representing approximately 10 percent of the total market capitalization of that index. It includes approximately 2,000 of the smallest companies in the Russell 3000® Index based on a combination of their market cap and current index membership. Russell determines membership for its equity indexes annually primarily by objective, market-capitalization rankings and style attributes.

Mikel Williams, President and CEO of DDi, stated “We are pleased with our inclusion in the index, which reflects our continued positive momentum. Russell is an industry leader for stock indexes and we believe that our participation will generate greater interest in our stock at an institutional investor level.”

DDi Corp. Second Quarter 2009 Earnings Results

Conference Call and Webcast

A conference call with simultaneous webcast to discuss second quarter 2009 financial results will be held today at 11:00 a.m. Eastern / 8:00 a.m. Pacific. The call is being webcast and can be accessed at the Company’s web site: www.ddiglobal.com/investor. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A telephone replay of the conference call will be available through August 13, 2009 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering the conference ID 70374176. An online replay of the webcast will be available for 12 months at www.ddiglobal.com/investor under “Financial Calendar.” For more information, visit www.ddiglobal.com.

About DDi

DDi is a leading provider of time-critical, technologically-advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer PCB engineering, fabrication and manufacturing services to leading electronics OEMs and contract manufacturers worldwide from its facilities across North America and with manufacturing partners in Asia.

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Non-GAAP Financial Measures

This release includes ‘adjusted EBITDA’, a non-GAAP financial measure as defined in Regulation G of the Securities Exchange Act of 1934. Management believes that the disclosure of non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measures, provide useful information to the Company, investors and other users of the financial statements and other financial information in identifying and understanding operating performance for a given level of net sales and business trends. Management believes that adjusted EBITDA is an important factor of the Company’s business because it reflects financial performance that is unencumbered by debt service and other non-cash, non-recurring or unusual items. This financial measure is commonly used in the Company’s industry. It is also used by the Company’s lenders to determine components of covenant compliance. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company’s definition of adjusted EBITDA may differ from definitions of such financial measure used by other companies. The Company has provided a reconciliation of adjusted EBITDA to GAAP financial information in the attached Schedule of Non-GAAP reconciliations.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the Company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. The Company cautions that while it makes such statements in good faith and it believes such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, it cannot assure you that the Company’s projections will be achieved. In addition to other factors and matters discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or its subsidiaries to differ materially from those discussed in forward-looking statements include changes in general economic conditions in the markets in which it may compete and fluctuations in demand in the electronics industry; the Company’s ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; increases in the Company’s cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

[Financial Tables follow]

DDi Corp. Second Quarter 2009 Earnings Results

DDi Corp.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Qtr. Ended June 30, 2009	Qtr. Ended June 30, 2008	Qtr. Ended March 31, 2009
Net sales	$37,177	$51,188	$39,275

Cost of goods sold	30,498	40,815	32,015

Gross profit	6,679	10,373	7,260
	18.0%	20.3%	18.5%
Operating expenses:
Sales and marketing	2,829	3,192	2,905
General and administrative	2,835	3,332	3,424
Amortization of intangible assets	190	1,340	190
Restructuring and other related charges	—	82	—

Operating income	825	2,427	741

Interest and other expense, net	266	89	97

Income before income tax expense	559	2,338	644

Income tax expense	125	831	131

Net income	$434	$1,507	$513

Net income per share – basic	$0.02	$0.07	$0.03
Net income per share – diluted	$0.02	$0.07	$0.03

Weighted-average shares used in per share computations – basic	19,715	21,303	19,715
Weighted-average shares used in per share computations – diluted	19,803	21,326	19,740

DDi Corp. Second Quarter 2009 Earnings Results

DDi Corp.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(Unaudited)

	6 Months Ended June 30, 2009	6 Months Ended June 30, 2008
Net sales	$76,452	$98,540

Cost of goods sold	62,513	78,424

Gross profit	13,939	20,116
	18.2%	20.4%

Operating expenses:
Sales and marketing	5,734	6,468
General and administrative	6,259	7,170
Amortization of intangible assets	380	2,679
Restructuring and other related charges	—	267

Operating income	1,566	3,532

Interest and other expense, net	363	41

Income before income tax expense	1,203	3,491

Income tax expense	256	1,266

Net income	$947	$2,225

Net income per share – basic	$0.05	$0.10
Net income per share – diluted	$0.05	$0.10

Weighted-average shares used in per share computations – basic	19,715	21,646
Weighted-average shares used in per share computations – diluted	19,772	21,659

DDi Corp. Second Quarter 2009 Earnings Results

DDi Corp

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$23,941	$20,081
Accounts receivable, net	19,674	25,504
Inventories	13,806	13,768
Prepaid expenses and other current assets	922	620

Total current assets	58,343	59,973
Property, plant and equipment, net	26,092	27,848
Intangible assets, net	1,754	2,134
Other assets	690	825

Total assets	$86,879	$90,780

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,162	$11,635
Accrued expenses and other current liabilities	8,217	10,656

Total current liabilities	16,379	22,291
Long-term liabilities	3,046	3,385

Total liabilities	19,425	25,676

Stockholders’ equity:
Common stock, additional paid-in-capital and treasury stock	230,426	229,289
Accumulated other comprehensive loss	(88)	(354)
Accumulated deficit	(162,884)	(163,831)

Total stockholders’ equity	67,454	65,104

Total liabilities and stockholders’ equity	$86,879	$90,780

DDi Corp. Second Quarter 2009 Earnings Results

DDi Corp.

Schedule of Non-GAAP Reconciliations

(In thousands)

(Unaudited)

	Qtr. Ended June 30, 2009	Qtr. Ended June 30, 2008	Qtr. Ended March 31, 2009
Adjusted EBITDA:
GAAP net income	$434	$1,507	$513
Add back:
Interest and other expense, net	266	89	97
Income tax expense	125	831	131
Depreciation	2,027	2,893	2,066
Amortization of intangible assets	190	1,340	190
Non-cash compensation	517	651	620
Restructuring and other related charges	—	82	—

Adjusted EBITDA **	$3,559	$7,393	$3,617

**	Earnings before interest and other, income taxes, depreciation, amortization, non-cash compensation, and restructuring and other related charges

	6 Months Ended June 30, 2009	6 Months Ended June 30, 2008
Adjusted EBITDA:
GAAP net income	$947	$2,225
Add back:
Interest and other expense, net	363	41
Income tax expense	256	1,266
Depreciation	4,093	5,629
Amortization of intangible assets	380	2,679
Non-cash compensation	1,137	1,301
Restructuring and other related charges	—	267

Adjusted EBITDA **	$7,176	$13,408

**	Earnings before interest and other, income taxes, depreciation, amortization, non-cash compensation, and restructuring and other related charges